FOR IMMEDIATE RELEASE
Emergent BioSolutions Appoints Industry Leader Joseph C. Papa as New President and CEO
•Papa will lead Emergent into a new era of focusing on protecting public health, returning to growth and paying down the company’s debt
GAITHERSBURG, Md., February 21, 2024 – Emergent BioSolutions Inc. (NYSE: EBS), a global company providing solutions that address public health threats and delivering life-extending products to market, today announced that its Board of Directors has appointed Joseph C. Papa as president and CEO, effective February 21, 2024. Mr. Papa succeeds Haywood Miller, who will step down from his role as interim CEO, effective February 21, 2024.
"Following a thorough search process, we are pleased to appoint Joe Papa as president and CEO of Emergent,” said Zsolt Harsanyi, Ph.D., chairman of the Board of Directors. “He is a recognized industry leader with unparalleled experience in all facets of the pharmaceutical and healthcare industry. Joe has a solid track record of driving growth and successfully navigating companies through periods of transformation. His leadership will be instrumental in strengthening Emergent’s balance sheet and returning to growth, as we continue to deliver on our mission to protect and enhance life. On behalf of the Board, I would also like to thank Haywood Miller for his leadership and contributions during this interim period.”
“Whether it’s increasing access to NARCAN® Nasal Spray, which is helping combat the opioid epidemic, or continuing to deliver important medical countermeasures to customers around the world, Emergent is providing critical products to address global health crises,” said Mr. Papa. “I am confident that these important products provide for a bright future ahead as Emergent continues to lead in public health preparedness. I look forward to working with the team to accelerate the company’s progress, continue improving its financial position and drive value for shareholders. It is a privilege to join Emergent and chart a new chapter in this vital space.”
“Over the past several months, I am encouraged by our achievements in strengthening Emergent’s financial foundation and core products business,” stated Mr. Miller. “It has been an honor to lead Emergent during this period of transition, and I am confident the company is well positioned for the future as a leader in global preparedness and public health.”
2023 Key Milestones & Accomplishments
Emergent's sharpened strategic focus delivered several key accomplishments in 2023, including:
Strengthened Portfolio
•Launched NARCAN® Nasal Spray over-the-counter opioid overdose reversal treatment in the U.S., in addition to distributing over 20 million doses (10 million two-dose boxes) in the U.S. and Canada
•Secured a new $235.8 million contract with U.S. Dept. of Defense for BioThrax® (Anthrax Vaccine Adsorbed)
•Signed a new $379.6 million U.S. Dept. of Defense contract for RSDL® (Reactive Skin Decontamination Lotion Kit)
•Received U.S. FDA approval of CYFENDUS® (Anthrax Vaccine Adsorbed, Adjuvanted), formerly AV7909, a two-dose anthrax vaccine for post-exposure prophylaxis use
•Awarded a $75 million option to Emergent’s existing contract for the acquisition of anthrax vaccine CYFENDUS®
•Awarded a 10-year contract by BARDA for advanced development, manufacturing scale-up, and procurement of Ebanga™ (ansuvimab-zykl), a treatment for Ebola

•Submitted supplemental Biologics License Application to FDA for ACAM2000® (Smallpox (Vaccinia) Vaccine, Live) vaccine for immunization against Mpox virus
Improved Financial Position
•Implemented organizational changes resulting in $60 million in annual savings
•Shifted resource deployment resulting in $100 million in annual savings
•Amended and extended maturity of our secured credit facility to May 2025
•Travel Health business divestiture – valued at up to $380 million
About Joseph C. Papa
Mr. Papa brings over 35 years of experience in the healthcare and pharmaceutical industry, having most recently served as Chief Executive Officer and Chairman at Bausch and Lomb Corporation (“Bausch and Lomb”) (NYSE: BLCO) a global eye health company. During his tenure, Papa successfully led the Company’s IPO in May 2022 to raise $630 million. Prior to his role at Bausch and Lomb, Papa was the Chief Executive Officer and Chairman of Bausch Health.
He previously served as the Chairman and CEO of Perrigo, a private-label over-the-counter pharmaceuticals manufacturer, and led the pharmaceutical and technologies services division at Cardinal Health, a healthcare services and distribution company. Before that, Papa held the role of President and Chief Operating Officer at Watson Pharmaceuticals and worked for 14 years at Novartis Pharmaceuticals in the U.S. and Switzerland.
About Emergent BioSolutions
At Emergent, our mission is to protect and enhance life. For 25 years, we’ve been at work defending people from things we hope will never happen—so we are prepared just in case they ever do. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To learn more about how we plan to protect or enhance 1 billion lives by 2030, visit our website and follow us on LinkedIn, X (formerly Twitter), and Instagram.
Safe Harbor Statement
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking statements. We generally identify forward-looking statements by using words like “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “intend,” “may,” “plan,” “position,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions or variations thereof, or the negative thereof, but these terms are not the exclusive means of identifying such statements. Forward-looking statements are based on our current intentions, beliefs and expectations regarding future events based on information that is currently available. We cannot guarantee that any forward-looking statement will be accurate. Readers should realize that if underlying assumptions prove inaccurate or if known or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Readers are, therefore, cautioned not to place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date of this press release and, except as required by law, we do not undertake any obligation to update any forward-looking statement to reflect new information, events or circumstances.
There are a number of important factors that could cause our actual results to differ materially from those indicated by any forward-looking statements. Readers should consider this cautionary statement, as well as the risk factors and other disclosures included in our periodic reports filed with the U.S. Securities and Exchange Commission, when evaluating our forward-looking statements.

Investor Contact:
Richard S. Lindahl
Executive Vice President, CFO
lindahlr@ebsi.com

Media Contact:
Assal Hellmer
Vice President, Communications
mediarelations@ebsi.com
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